Exhibit 99.1

Lincoln Educational Services Corporation Student Starts Continued to Grow During First Quarter 2019 While Operating and Financial Performance Continued Favorable Trends; Company Reiterates 2019 Guidance

•	Same schools starts increased 5.6%.
•	Total revenue up 2.2% to $63.3 million; same school basis revenue up 6.3%, or $3.8 million.
•	On a same school basis, 2019 beginning population higher by approximately 760 students compared to prior year.
•	Reiterates 2019 full year guidance.
•	Conference call today at 10 a.m. ET.

WEST ORANGE, N.J., May 9, 2018 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported financial results for the first quarter ended March 31, 2019 and reiterated full year 2019 guidance.

“The Lincoln team delivered another quarter of consistent progress with solid revenue and student start growth, higher graduation and placement rates and controlled operating expenses,” commented Scott Shaw, President and Chief Executive Officer.  “While much is made of the low unemployment rate in America, an estimated five million jobs in this country remain unfilled because the available workforce doesn’t have the skills required by the employers. For the past six consecutive quarters, we’ve been increasing student starts at our campuses because of our ability to provide students with the skills needed by these employers and then successfully placing our graduates with them. As a result, our student graduation rates are increasing and our placements of students into jobs in the field of their study now exceeds 81%. This growth is leading to improved financial performance for the Company and enables us to reiterate our financial guidance for the full year, which includes generating net income for the first time in four years.”

FIRST QUARTER FINANCIAL RESULTS HIGHLIGHTS:

•	Total revenue for the first quarter increased by $1.4 million, or 2.2%, to $63.3 million. Revenue on a same school basis increased by 6.3%, or $3.8 million.

•
Total student starts rose 2.6%, while same school student starts rose 5.6% resulting from improved processes in marketing and admissions as evidenced by a slight reduction in cost per start. Transportation and Skilled Trades segment starts were up approximately 1% and Healthcare and Other Professions segment starts increased 15.2%.

•
Educational services and facilities expense decreased by $0.5 million, or 1.7%, to $30 million.  The expense reductions were primarily due to the Transitional segment, which accounted for $1.5 million in cost savings partially offset by $1.2 million of increased instructional expenses directly related to the Company’s increased student population.

•
Selling general and administrative expense increased by $0.6 million, or 1.6%, to $38.1 million.  Excluding the Transitional segment, which had cost reductions of $1 million, selling, general and administrative expenses would have increased by $1.6 million.  This increase was due to additional costs incurred related to increases in student population, in addition to corporate expenses incurred in connection with the evaluation of  strategic initiatives intended to increase shareholder value.

•	Operating loss improved by $1.4 million during the current quarter to $4.9 million from $6.3 million in Q1 2018.

•	Net loss for the quarter decreased by $1.4 million to $5.5 million, or $0.22 per share, as compared to $6.9 million, or $0.28 per share.

FIRST QUARTER SEGMENT FINANCIAL PERFORMANCE

Transportation and Skilled Trades Segment

Transportation and Skilled Trades segment revenue increased by $1.6 million, or 3.7%, to $44.3 million for the three months ended March 31, 2019, as compared to $42.7 million in the prior year comparable period.  The increase in revenue is due to a 6.3% increase in average student population, which is attributed to the Company’s consistent student start growth over the last year and a half.

Operating income increased by $1.1 million, to $1.8 million from $0.7 million in the prior year comparable period.

Educational services and facilities expense decreased by $0.1 million, or 0.6%, to $20.6 million from $20.7 million in the prior year comparable period.  The decrease in expense was a result of reduced real estate costs of $0.3 million derived from the successful renegotiation of lease terms at a campus, partially offset by additional instructional expense resulting from an increased student population quarter over quarter.

Selling, general and administrative expenses increased by $0.5 million, or 2.6%, to $21.9 million from $21.3 million in the prior year comparable period.

Healthcare and Other Professions Segment

Healthcare and Other Professions segment revenue increased by $2.2 million, or 13.1%, to $18.9 million as compared to $16.7 million in the prior year comparable period.  The increase in revenue was mainly due to an 11.6% increase in average student population, which is attributed to consistent start growth over the last year and a half.

Operating income increased by $0.6 million, to $1 million from $0.4 million in the prior year comparable period.

Educational services and facilities expense increased by $1.1 million, or 13.3% to $9.4 million, from $8.3 million.  The increase in expense was primarily driven by increased instructional expense and books and tools expense due to an 11.6% increase in average student population quarter over quarter.

Selling general and administrative expense increased by $0.5 million, or 6.2%, to $8.6 million from $8.1 million in the prior year comparable period.

Transitional Segment

During the year ended December 31, 2018, one campus, the LCNE campus at Southington, Connecticut was categorized in the Transitional segment.  This campus has been fully taught out of as of December 31, 2018 and financial information for this campus has been included in the Transitional segment for the period ending March 31, 2018.  As of March 31, 2019, no campuses have been categorized in the Transitional segment.

Revenue was zero and $2.4 million for the three months ended March 31, 2019 and 2018 respectively.  Operating loss was zero and $0.1 million for the three months ended March 31, 2019 and 2018 respectively.

Corporate and Other

This category includes unallocated expenses incurred on behalf of the entire Company.  Corporate and other expenses were $7.7 million for the three months ended March 31, 2019 as compared to $7.2 million in the prior year comparable period.  The $0.5 million increase was primarily driven by costs incurred in connection with the evaluation of strategic initiatives intended to increase shareholder value.

2019 OUTLOOK

The Company is reiterating full year 2019 guidance first provided on March 6, 2019 as follows:

•	Revenue and student starts are expected to increase 3% to 5% from prior year, excluding the Transitional segment.
•	Net income and EBITDA are projected to be approximately $2 million and $12 million, respectively.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  To access the live webcast of the conference call, please go to the Investor Relations section of Lincoln’s website at http://www.lincolntech.edu. Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 5519039. Please log in or dial into the call at least 10 minutes prior to the start time.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.  A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 5519039.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap.  Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under three reportable segments: Transportation and Skilled Trades, Healthcare and Other Professions and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolntech.edu.

SAFE HARBOR

Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions to be made by the Company or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results.  The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based. The events described in forward-looking statements may not occur at all. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission.  Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward-looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could materially differ from those expressed or implied in these forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

(Tables to Follow)
(In Thousands)

	Three Months Ended March 31, (Unaudited)
	2019	2018

REVENUE	$63,263	$61,889
COSTS AND EXPENSES:
Educational services and facilities	29,980	30,503
Selling, general and administrative	38,146	37,531
Loss on sale of assets	1	117
Total costs & expenses	68,127	68,151
OPERATING LOSS	(4,864)	(6,262)
OTHER:
Interest income	4	10
Interest expense	(557)	(572)
Other income	-	-
LOSS BEFORE INCOME TAXES	(5,417)	(6,824)
PROVISION FOR INCOME TAXES	50	50
NET LOSS	$(5,467)	$(6,874)
Basic
Net loss per share	$(0.22)	$(0.28)
Diluted
Net loss per share	$(0.22)	$(0.28)
Weighted average number of common shares outstanding:
Basic	24,534	24,138
Diluted	24,534	24,138

Other data:

EBITDA (1)	$(2,814)	$(4,162)
Depreciation and amortization	$2,050	$2,100
Number of campuses	22	23
Average enrollment	10,589	10,214
Stock-based compensation	$52	$429
Net cash used in operating activities	$(10,922)	$(10,042)
Net cash provided by (used in) investing activities	$(639)	$(468)
Net cash used in financing activities	$(24,204)	$(30,691)

Selected Consolidated Balance Sheet Data:	March 31, 2019 (Unaudited)

Cash and cash equivalents	$5,683
Current assets	37,736
Working capital deficit	(22,015)
Total assets	155,989
Current liabilities	59,751
Long-term debt obligations, including current portion	24,593
Total stockholders' equity	34,587

On March 6, 2019, the Company entered into a fourth amendment of the existing credit agreement with Sterling National Bank.  The amendment provides the Company with an additional $5 million for working capital needs through October of this year.  In addition, the amendment converts Facility 1 from a revolving line of credit to a term loan for 5 years; extends the maturity date of the credit agreement until March 31, 2024; and revised the financial covenants to better align with our projected results for 2019.

As of March 31, 2019, total debt outstanding was $25.2 million comprised of $22.7 million under Facility 1 and an advance of $2.5 million under Facility 2 for working capital purposes during the quarter.  Further, under the new term loan, principal payments are payable monthly from July through December each year to correspond to the seasonality of our business.  Accordingly, principal payments for 2019 will occur between the months of July through December.  The working capital advance of $2.5 million will be repaid in October of this year.

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA and same school basis revenue are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define EBITDA as income (loss) before interest expense (net of interest income), provision for income taxes, depreciation, and amortization. We define same school basis revenue as Total Company revenue less the Transitional segment revenue.  EBITDA and same school revenue are presented because we believe they are a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements. However, it is not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA and same school basis revenue are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net loss to EBITDA and same school basis revenue:

	Three Months Ended March 31, (Unaudited)
	2019	2018

Net loss	$(5,467)	$(6,874)
Interest expense, net	553	562
Provision for income taxes	50	50
Depreciation and amortization	2,050	2,100
EBITDA	$(2,814)	$(4,162)

	Three Months Ended March 31, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2019	2018	2019	2018

Net income	$1,816	$675	$972	$375
Interest expense, net	-	-	-	-
Provision (benefit) for income taxes	-	-	-	-
Depreciation and amortization	1,844	1,884	95	51
EBITDA	$3,660	$2,559	$1,067	$426

	Three Months Ended March 31, (Unaudited)
	Transitional		Corporate
	2019	2018	2019	2018

Net loss	$-	$(131)	$(8,255)	$(7,793)
Interest expense, net	-	-	553	562
Provision for income taxes	-	-	50	50
Depreciation and amortization	-	3	111	162
EBITDA	$-	$(128)	$(7,541)	$(7,019)

	Three Months Ended March 31, (Unaudited)

	Total Company	Total Company	% Change Same School Basis
	2019	2018	2019
Total Company Revenue	$63,263	$61,889
Less: Transitional Revenue	-	(2,401)
Revenue on Same School Basis	$63,263	$59,488	6.3%

	Three Months Ended March 31, 2018
	2019	2018	% Change
Revenue:
Transportation and Skilled Trades	$44,325	$42,747	3.7%
Healthcare and Other Professions	18,938	16,741	13.1%
Transitional	-	2,401	-100.0%
Total	$63,263	$61,889	2.2%

Operating Income (Loss):
Transportation and Skilled Trades	$1,817	$675	169.2%
Healthcare and Other Professions	972	374	159.9%
Transitional	-	(131)	100.0%
Corporate	(7,653)	(7,180)	-6.6%
Total	$(4,864)	$(6,262)	22.3%

Starts:
Transportation and Skilled Trades	1,821	1,806	0.8%
Healthcare and Other Professions	1,038	901	15.2%
Transitional	-	79	-100.0%
Total	2,859	2,786	2.6%

Average Population:
Transportation and Skilled Trades	7,044	6,627	6.3%
Healthcare and Other Professions	3,545	3,176	11.6%
Transitional	-	411	-100.0%
Total	10,589	10,214	3.7%

End of Period Population:
Transportation and Skilled Trades	7,016	6,736	4.2%
Healthcare and Other Professions	3,664	3,329	10.1%
Transitional	-	419	-100.0%
Total	10,680	10,484	1.9%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Doug Sherk, dsherk@evcgroup.com; 415-652-9100
Media Relations: Tom Gibson, 201-476-0322